UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 1)*
The Great Atlantic & Pacific Tea Company, Inc.
(Name of Issuer)
Common Stock — $1 par value
(Title of Class of Securities)
390064103
(CUSIP Number)
December 31, 2009
(Date of Event which Requires filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☑ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No.	390064103	Page	2	of	17

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) DBD Cayman, Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,852,548

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		2,852,548

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,852,548

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	5.1%

12	TYPE OF REPORTING PERSON

	OO (Cayman Islands Exempt Company)

SCHEDULE 13G

CUSIP No.	390064103	Page	3	of	17

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) TCG Holdings Cayman II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,852,548

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		2,852,548

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,852,548

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	5.1%

12	TYPE OF REPORTING PERSON

	PN (Cayman Islands Exempt Limited Partnership)

SCHEDULE 13G

CUSIP No.	390064103	Page	4	of	17

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) TC Group Cayman Investment Holdings, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,852,548

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		2,852,548

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,852,548

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	5.1%

12	TYPE OF REPORTING PERSON

	PN (Cayman Islands Exempt Limited Partnership)

SCHEDULE 13G

CUSIP No.	390064103	Page	5	of	17

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) TC Group CSP II, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,852,548

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		2,852,548

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,852,548

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	5.1%

12	TYPE OF REPORTING PERSON

	OO (Delaware limited liability company)

SCHEDULE 13G

CUSIP No.	390064103	Page	6	of	17

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) CSP II General Partner, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,852,548

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		2,852,548

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,852,548

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	5.1%

12	TYPE OF REPORTING PERSON

	PN (Delaware Limited Partnership)

SCHEDULE 13G

CUSIP No.	390064103	Page	7	of	17

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) Carlyle Strategic Partners II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,756,726

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		2,756,726

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,756,726

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	4.9%

12	TYPE OF REPORTING PERSON

	PN (Delaware Limited Partnership)

SCHEDULE 13G

CUSIP No.	390064103	Page	8	of	17

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) CSP II Coinvestment, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		95,822

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		95,822

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	95,822

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0.2%

12	TYPE OF REPORTING PERSON

	PN (Delaware Limited Partnership)

SCHEDULE 13G	Page 9 of 17
ITEM 1.    (a)              Name of Issuer:
The Great Atlantic & Pacific Tea Company, Inc. (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

2 Paragon Drive Montvale, New Jersey 07645
ITEM 2.
(a)	Name of Person Filing Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

DBD Cayman Limited
TCG Holdings Cayman II, L.P.
TC Group Cayman Investment Holdings, L.P.
TC Group CSP II, L.L.C.
CSP II General Partner, L.P.
Carlyle Strategic Partners II, L.P.
CSP II Coinvestment, L.P.
(b)	Address of Principal Business Office:

The address for each of DBD Cayman Limited, TCG Holdings Cayman II, L.P. and TC Group Cayman Investment Holdings, L.P. is:

c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9001, Cayman Islands.
The address for each of TC Group CSP II, L.L.C., CSP II General Partner, L.P., Carlyle Strategic Partners II, L.P. and CSP II Coinvestment, L.P. is:

c/o The Carlyle Group 1001 Pennsylvania Ave. NW Suite 220 South Washington, D.C. 20004-2505.
(c)	Citizenship of each Reporting Person is:

DBD Cayman Limited — Cayman Islands TCG Holdings Cayman II, L.P. — Cayman Islands

SCHEDULE 13G	Page 10 of 17
TC Group Cayman Investment Holdings, L.P. — Cayman Islands

TC Group CSP II, L.L.C. — Delaware

CSP II General Partner, L.P. — Delaware

Carlyle Strategic Partners II, L.P. — Delaware

CSP II Coinvestment, L.P. — Delaware
(d)	Title of Class of Securities:

Common Stock — $1 par value

(e)	CUSIP Number:

390064103
ITEM 3.
Not applicable.
ITEM 4. Ownership
Ownership (a-c)
The ownership information presented above represents beneficial ownership of Common Stock — $1 par value of the Issuer (the “Shares”), on the date of filing of this Schedule 13G.
Ownership as of December 31, 2009, was as follows:

						Shared
					Sole	power to
			Sole	Shared	power to	dispose or
			power	power to	dispose or	to direct
	Amount		to vote or	vote or to	to direct the	the
	beneficially	Percent	direct the	direct the	disposition	disposition
Reporting Person	owned	of class:	vote:	vote:	of:	of:
DBD Cayman Limited	2,852,548	5.1%	0	2,852,548	0	2,852,548
TCG Holdings Cayman II, L.P.	2,852,548	5.1%	0	2,852,548	0	2,852,548
TC Group Cayman Investment Holdings, L.P.	2,852,548	5.1%	0	2,852,548	0	2,852,548
TC Group CSP II, L.L.C.	2,852,548	5.1%	0	2,852,548	0	2,852,548
CSP II General Partner, L.P.	2,852,548	5.1%	0	2,852,548	0	2,852,548
Carlyle Strategic Partners II, L.P.	2,756,726	4.9%	0	2,756,726	0	2,756,726
CSP II Coinvestment, L.P.	95,822	0.2%	0	95,822	0	95,822
     Carlyle Strategic Partners II, L.P. (“CSP II”) and CSP II Coinvestment, L.P. (“Coinvestment”) are the record owners of 2,756,726 Shares and 95,822 Shares, respectively. CSP II General Partner, L.P. is the general partner of both CSP II and Coinvestment. The sole general partner of CSP II General Partner, L.P. is TC Group CSP II, L.L.C., a limited liability company that is wholly owned by TC Group Cayman Investment Holdings, L.P. The sole general partner of TC Group Cayman Investment Holdings, L.P. is TCG Holdings Cayman II,

SCHEDULE 13G	Page 11 of 17
L.P. The sole general partner of TCG Holdings Cayman II, L.P. is DBD Cayman Limited. Accordingly, each of CSP II General Partner, L.P., TC Group CSP II, L.L.C., TC Group Cayman Investment Holdings, L.P., TCG Holdings Cayman II, L.P., and DBD Cayman Limited may be deemed to be beneficial owners of the Shares held by CSP II and Coinvestment.
     DBD Cayman Limited has investment discretion and dispositive power over the Shares. DBD Cayman Limited is controlled by its Class A members, William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein, and all action relating to the investment and disposition of the Shares held by CSP II and Coinvestment requires their approval, based on a majority vote. William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein each disclaim beneficial ownership of the Shares held by CSP II and Coinvestment.
ITEM 5. Ownership of Five Percent or Less of a Class
Not applicable.
ITEM 6. Ownership of More than Five Percent on Behalf of Another Person
Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not applicable
ITEM 8. Identification and Classification of Members of the Group
Not applicable.
ITEM 9. Notice of Dissolution of Group
Not applicable.
ITEM 10. Certification
     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SCHEDULE 13G	Page 12 of 17
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 12, 2010

DBD Cayman Limited
By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Director

TCG Holdings Cayman II, L.P.

By: DBD Cayman Limited, as its general partner

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Director

TC Group Cayman Investment Holdings, L.P.

By: TCG Holdings Cayman II, L.P., as its general partner By: DBD Cayman Limited, as its general partner

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Director

TC Group CSP II, L.L.C.
By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Managing Director

SCHEDULE 13G	Page 13 of 17

CSP II General Partner, L.P.

By: TC Group CSP II, L.L.C., as its general partner

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Managing Director

Carlyle Strategic Partners II, L.P.

By: CSP II General Partner, L.P., as its general partner By: TC Group CSP II, L.L.C., as its general partner

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Managing Director

CSP II Coinvestment, L.P.

By: CSP II General Partner, L.P., as its general partner By: TC Group CSP II, L.L.C., as its general partner

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Managing Director

SCHEDULE 13G	Page 14 of 17
LIST OF EXHIBITS

Exhibit No.	Description
A	Joint Filing Agreement

SCHEDULE 13G	Page 15 of 17
Exhibit A
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G with respect to the Common Stock — $1 par value beneficially owned by each of them of The Great Atlantic & Pacific Tea Company, Inc., a Maryland Corporation. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13G.
[Remainder of this page has been left intentionally blank.]

SCHEDULE 13G	Page 16 of 17
     IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 12th day of February, 2010.

DBD Cayman Limited
By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Director

TCG Holdings Cayman II, L.P.

By: DBD Cayman Limited, as
its general partner

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Director

TC Group Cayman Investment Holdings, L.P.

By: TCG Holdings Cayman II, L.P.,
as its general partner

By: DBD Cayman Limited, as its general
partner

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Director
TC Group CSP II, L.L.C.
By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Managing Director

SCHEDULE 13G	Page 17 of 17

CSP II General Partner, L.P.

By: TC Group CSP II, L.L.C., as its
general partner

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Managing Director

Carlyle Strategic Partners II, L.P.

By: CSP II General Partner, L.P., as its
general partner

By: TC Group CSP II, L.L.C., as its
general partner

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Managing Director

CSP II Coinvestment, L.P.

By: CSP II General Partner, L.P., as its
general partner

By: TC Group CSP II, L.L.C., as its
general partner

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Managing Director